Exhibit 8.1

List of Subsidiaries

Subsidiary	Place of Incorporation
Nature Flooring (Europe) Company Limited	British Virgin Islands
Swift Top Capital Resources Limited	Hong Kong
Parquet Nature (France) S.A.R.L.	France
Foshan City Linjia Technology Company Limited	PRC
Choi Chon Investment Company Limited	Macau
South American Wood S.A.C.	Peru
Nature Carbon Peru S.A.C.	Peru
Nature Carbon Sink Limited	British Virgin Islands
Foshan Linquan Forestry Co., Ltd.	PRC
Lucky Yield Limited	British Virgin Islands
Rising Fame Trading Limited	Hong Kong